EXHIBIT 99.1

Everspin Reports Second Quarter 2018 Financial Results

Flash Array Customer Recently Qualifies 256Mb STT-MRAM

CHANDLER, Ariz., Aug. 08, 2018 (GLOBE NEWSWIRE) -- Everspin Technologies, Inc. (NASDAQ: MRAM), the world's leading developer and manufacturer of discrete and embedded MRAM, today announced financial results for the second quarter ended June 30, 2018.

Second Quarter Highlights

  Flash array customer qualification of 40nm 256Mb STT-MRAM for use in NVMe storage array as highlighted at MRAM Developer Day and the Flash Memory Summit
  Extension of 200mm Toggle fab lease into 2021
  Total revenue of $10.8 million
  Ending quarter cash balance of $32.7 million

“I’m pleased to announce the results of our second quarter. This was our first full quarter of STT-MRAM production shipments, in which the qualification of our 256Mb STT-MRAM was completed by a leading enterprise storage provider.  We also continued to drive the adoption of STT-MRAM through our partnership with SMART Modular,” said Kevin Conley, Everspin’s President and CEO.

“Everspin and our partners showcased this exciting STT-MRAM technology in product applications at the inaugural MRAM Developer Day and Flash Memory Summit in Santa Clara this week. Most notably, our flash array customer unveiled its newest NVMe storage array, clearly demonstrating the value of our technology’s low latency and data persistence. The increased attention on MRAM at these events highlights the importance of MRAM technology as it is adopted into mainstream applications.  We are encouraged by this enthusiastic interest and the high level of activity, which we believe demonstrates the meaningful progress MRAM is making as an emerging technology.

“Our focus in the coming quarter is on growing and maturing customer engagements around our 256Mb STT-MRAM parts and continued improvements in our Toggle manufacturing capabilities.”

Second Quarter Results

Revenue for the second quarter of 2018 was $10.8 million compared with $8.9 million in the second quarter of 2017 and $14.9 million in the first quarter of 2018, which included $5.5 million of licensing, royalty and other revenue.

Gross margin for the second quarter of 2018 was 49.0%, compared with 65.0% in the second quarter of 2017 and 67.0% in the previous quarter. The sequential and year-over-year decline in gross margin was primarily attributable to lower licensing, royalty and other revenue in the second quarter of 2018.

Operating expenses for the second quarter of 2018 were $11.8 million, compared with $10.6 million in the year-ago quarter and $11.1 million in the previous quarter.

Net loss per share for the second quarter of 2018 was $6.6 million, or ($0.40) per share, based on 16.6 million weighted-average shares outstanding, compared with a net loss of $5.2 million, or ($0.42) per share, in the second quarter of 2017 and a net loss of $1.3 million, or ($0.09) per share, in the first quarter of 2018. The sequential change in loss per share in the second quarter of 2018 reflects a reduction in licensing revenue compared with the previous quarter.

Cash and cash equivalents as of June 30, 2018 were $32.7 million as compared to $33.9 million at the end of the first quarter of 2018, reflecting the licensing payment collected from the Alps agreement signed at the end of the first quarter, offset by cash used in operations.

Business Outlook

For the third quarter of 2018, Everspin expects revenue to range between $10.6 million and $11.0 million. This revenue range reflects expectations for MRAM revenue to grow approximately 8% sequentially, offsetting an anticipated decline in legacy product sales. Net loss per share is expected to range between ($0.34) and ($0.30) based on an average-weighted share count of 16.9 million shares outstanding.

Conference Call

Everspin will host a conference call for analysts and investors today at 5:00 p.m. Eastern Time. Interested participants can access the call by dialing 1-844-889-7788 and providing passcode 3988985. International callers may join the call by dialing +1-661-378-9932, using the same code.  The call will also be available as a live and archived webcast in the Investor Relations section of the company’s website at investor.everspin.com.

A telephone replay of the conference call will be available approximately two hours after the call until Wednesday, August 15, 2018, at midnight, Eastern Time. The replay can be accessed by dialing 1-855-859-2056 and using the passcode 3988985. International callers should dial +1-404-537-3406 and enter the same passcode at the prompt.

About Everspin Technologies

Headquartered in Chandler, Arizona, Everspin Technologies, Inc. is the worldwide leader in designing, manufacturing, and commercially shipping discrete and embedded Magnetoresistive RAM (MRAM) into markets and applications where data persistence, performance, and endurance are paramount. With over 70 million MRAM products deployed in data center, cloud storage, energy, industrial, automotive, and transportation markets, Everspin has built the strongest and fastest-growing foundation of MRAM users in the world. For more information, visit www.everspin.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding future events that involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements, including, but not limited to, Everspin’s estimated third quarter 2018 financial guidance. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation, the risks set forth in Everspin’s Form 10-K filed with the Securities and Exchange Commission on March 15, 2018, under the caption “Risk Factors.” Subsequent events may cause these expectations to change, and Everspin disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise.

Everspin Contacts:
Charlie Rubin - Story Public Relations 510-908-3356 charlie@storypr.com
Leanne K. Sievers - Shelton Group Investor Relations 949-224-3874 sheltonir@sheltongroup.com

EVERSPIN TECHNOLOGIES, INC.
Condensed Balance Sheets
(In thousands, except share and per share amounts)
(Unaudited)

	June 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$32,725	$12,950
Accounts receivable, net	5,097	4,041
Inventory	9,621	9,837
Prepaid expenses and other current assets	1,225	590
Total current assets	48,668	27,418
Property and equipment, net	3,457	3,946
Other assets	209	73
Total assets	$52,334	$31,437

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,883	$2,920
Accrued liabilities	6,339	3,748
Deferred income on shipments to distributors	—	1,720
Current portion of long-term debt	5,993	3,987
Total current liabilities	15,215	12,375
Long-term debt, net of current portion	5,366	8,178
Total liabilities	20,581	20,553
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 5,000,000 shares authorized; no shares issued and outstanding as of June 30, 2018 and December 31, 2017	—	—
Common stock, $0.0001 par value per share; 100,000,000 shares authorized; 16,800,505 and 12,817,201 shares issued and outstanding as of June 30, 2018 and December 31, 2017	2	1
Additional paid-in capital	155,866	128,422
Accumulated deficit	(124,115)	(117,539)
Total stockholders’ equity	31,753	10,884
Total liabilities and stockholders’ equity	$52,334	$31,437

EVERSPIN TECHNOLOGIES, INC.
Condensed Statements of Operations and Comprehensive Loss
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Product sales	$9,449	$7,200	$18,814	$13,848
Licensing, royalty, and other revenue	1,316	1,725	6,804	2,957
Total revenue	10,765	8,925	25,618	16,805
Cost of sales	5,459	3,133	10,357	6,796
Gross profit	5,306	5,792	15,261	10,009
Operating expenses:
Research and development	6,773	6,427	13,253	12,816
General and administrative	3,329	2,793	6,548	5,638
Sales and marketing	1,713	1,361	3,079	2,219
Total operating expenses	11,815	10,581	22,880	20,673
Loss from operations	(6,509)	(4,789)	(7,619)	(10,664)
Interest expense	(222)	(176)	(433)	(406)
Other income, net	132	24	176	43
Loss on extinguishment of debt	—	(246)	—	(246)
Net loss and comprehensive loss	$(6,599)	$(5,187)	$(7,876)	$(11,273)
Net loss per common share, basic and diluted	$(0.40)	$(0.42)	$(0.50)	$(0.91)
Weighted-average shares used to compute net loss per common share, basic and diluted	16,635,261	12,413,524	15,717,248	12,357,066

EVERSPIN TECHNOLOGIES, INC.
Condensed Statement of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2018	2017
Cash flows from operating activities
Net loss	$(7,876)	$(11,273)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	729	510
Loss on disposal of property and equipment	19	—
Stock-based compensation	1,342	839
Non-cash loss on extinguishment of debt	—	185
Non-cash interest expense	200	119
Compensation expense related to vesting of common stock to GLOBALFOUNDRIES	462	716
Changes in operating assets and liabilities:
Accounts receivable	(1,391)	(524)
Inventory	170	(1,584)
Prepaid expenses and other current assets	(635)	48
Other assets	(136)	(11)
Accounts payable	51	(158)
Accrued liabilities	2,591	80
Deferred income on shipments to distributors	(39)	(237)
Net cash used in operating activities	(4,513)	(11,290)
Cash flows from investing activities
Purchases of property and equipment	(347)	(1,704)
Net cash used in investing activities	(347)	(1,704)
Cash flows from financing activities
Proceeds from the issuance of common stock, net of offering costs	24,609	—
Proceeds from debt	—	12,000
Payments on debt	(1,000)	(8,356)
Payments of debt issuance costs	—	(49)
Payments on capital lease obligation	(6)	(7)
Proceeds from exercise of stock options and purchase of shares in employee stock purchase plan	1,032	855
Net cash provided by financing activities	24,635	4,443
Net increase (decrease) in cash and cash equivalents	19,775	(8,551)
Cash and cash equivalents at beginning of period	12,950	29,727
Cash and cash equivalents at end of period	$32,725	$21,176
Supplementary cash flow information:
Interest paid	$233	$288
Non-cash investing and financing activities:
Purchase of property and equipment in accounts payable	$27	$560